1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Delivers Strong Second Quarter Performance

• Continued margin expansion	• Market share gains
• Industry leading operating margins	• NeoCon plaudits
EAST GREENVILLE, PA, July 27, 2016 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the second quarter ended June 30, 2016. Net sales were $294.7 million for the second quarter, an increase of 9.7%, from the second quarter of 2015. Operating profit for the quarter increased 18.5%, to $33.5 million, compared to operating profit of $28.3 million for the second quarter of 2015. Net earnings for the second quarter of 2016 were $21.3 million, an increase of 23.5% when compared to the second quarter of 2015. Diluted earnings per share were $0.44 and $0.36 for the second quarter of 2016 and 2015, respectively.
“We are pleased to be reporting better than industry growth and continued margin and operating profit expansion,” commented Andrew Cogan, CEO. “This past June’s NeoCon trade show was a particular highlight with the terrific response and industry awards for our Rockwell Unscripted product preview, which will amplify our efforts to gain share in under penetrated areas of the workplace in the years ahead.”
Second Quarter Results
Second quarter 2016 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended June 30,		Percent
	2016	2015	Change
Net Sales	$294.7	$268.6	9.7%
Gross Profit	114.1	101.2	12.7%
Gross Profit %	38.7%	37.7%	2.7%
Operating Expenses	80.6	72.9	10.6%
Operating Profit	33.5	28.3	18.5%
Operating Profit %	11.4%	10.5%	8.6%
Net Earnings Attributable to Knoll, Inc. Stockholders	21.3	17.2	23.5%
Earnings Per Share - Diluted	$0.44	$0.36	22.2%

Net sales were $294.7 million for the second quarter of 2016, an increase of 9.7%, from the second quarter of 2015. Net sales for the Office segment were $179.3 million during the second quarter of 2016, an increase of 11.4%. The increase in the Office segment was led by continued growth in our core systems portfolio, as well as increases in complementary products. Net sales for the Studio segment were $88.6 million during the second quarter of 2016, an increase of 13.9%. The increase in the Studio segment was led by Europe and KnollStudio in North America, however, all of our Studio segment businesses continued to grow in the second quarter of 2016. Net sales for the Coverings segment were $26.8 million during the second quarter of 2016, a decrease of 10.4%. Continued year-over-year growth in Spinneybeck | FilzFelt sales was offset by weakness at KnollTextiles and Edelman.
Gross profit for the second quarter of 2016 was $114.1 million, an increase of $12.9 million, or 12.7%, when compared with the second quarter of 2015. During the second quarter 2016, gross margin improved to 38.7% from 37.7% in the second quarter of 2015. This improvement was driven mainly by the Office segment, where operating efficiencies and improved fixed-cost leverage from higher volumes were favorable.
Total operating expenses were $80.6 million for the second quarter of 2016, or 27.3% of net sales, compared to $72.9 million, or 27.2% of net sales, for the second quarter of 2015. The increase in operating expenses was primarily related to expanded sales and marketing investments as well as higher incentive accruals related to increased profitability.
Operating profit for the second quarter of 2016 increased 18.5%, to $33.5 million, compared to operating profit of $28.3 million for the second quarter of 2015. Operating profit for the Office segment was $13.6 million, or 7.6% of net sales, in the second quarter of 2016, an increase of $4.5 million, or 49.4%. Operating profit for the Studio segment was $14.1 million, or 15.9% of net sales, an increase of $2.0 million, or 16.5%. Operating income for the Coverings segment was $5.8 million, or 21.7% of net sales, a decrease of $1.3 million, or 17.9%.
For both the second quarter of 2016 and 2015, other expense was $0.2 million. Other income and expenses are primarily related to foreign exchange gains and losses.
Net income for the second quarter of 2016 was $21.3 million, or $0.44 diluted earnings per share, compared to $17.2 million, or $0.36 diluted earnings per share, for the second quarter of 2015.
The tax rate for the second quarter of 2016 was 33.0% as compared to 34.3% from the second quarter of 2015. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
During the second quarter of 2016 and 2015, cash provided by operations was $24.6 million and $33.5 million, respectively. Capital expenditures for the second quarter of 2016 totaled $8.0 million compared to $7.5 million in the second quarter of 2015. During the second quarter of 2016, the Company paid a quarterly dividend of $7.2 million, or $0.15 per share, compared to a quarterly dividend of $5.7 million, or $0.12 per share, in the second quarter of 2015.

Business Segment Results
The following information categorizes the Company's results into its reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzFelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended June 30,
Net Sales (in thousands)	2016	2015
Office	$179,270	$160,877
Studio	88,650	77,863
Coverings	26,780	29,882
Total Net Sales	$294,700	$268,622

	Three Months Ended June 30,
Operating Profit (in thousands)	2016	2015
Office	$13,597	$9,099
Studio	14,067	12,079
Coverings	5,810	7,077
Total Operating Profit	$33,474	$28,255

Conference Call Information
Knoll will host a conference call on Thursday, July 28, 2016 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      486 330 45

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll Inc. corporate website. In addition, an audio replay of the conference call will be available through August 4, 2016 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 486 330 45).

About Knoll
Knoll is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, and HOLLY HUNT - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our expectations with respect to leverage, and our future sales performance in relation to our industry (BIFMA). Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$294,700	$268,622	$579,329	$535,120
Cost of sales	180,636	167,431	357,501	338,620
Gross profit	114,064	101,191	221,828	196,500
Selling, general, and administrative expenses	80,590	72,936	156,505	145,946
Operating profit	33,474	28,255	65,323	50,554
Interest expense	1,307	1,851	2,861	3,736
Other expense (income), net	185	200	2,789	(6,957)
Income before income tax expense	31,982	26,204	59,673	53,775
Income tax expense	10,678	8,982	21,100	19,118
Net earnings	21,304	17,222	38,573	34,657
Net earnings (loss) attributable to noncontrolling interests	6	(17)	17	(25)
Net earnings attributable to Knoll, Inc. stockholders	$21,298	$17,239	$38,556	$34,682

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.44	$0.36	$0.80	$0.73
Diluted	$0.44	$0.36	$0.79	$0.72

Weighted-average shares outstanding:
Basic	48,018,733	47,760,961	47,961,661	47,705,222
Diluted	48,664,318	48,509,546	48,588,725	48,445,060

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,548	$4,192
Customer receivables, net	99,383	116,532
Inventories	146,475	140,798
Deferred income taxes	20,398	20,485
Prepaid and other current assets	29,541	26,765
Total current assets	299,345	308,772
Property, plant, and equipment, net	179,872	172,142
Goodwill and Intangible assets, net	366,707	367,840
Other non-current assets	3,076	5,049
Total assets	$849,000	$853,803
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	80,289	89,552
Other current liabilities	105,626	116,488
Total current liabilities	195,915	216,040
Long-term debt	198,051	209,718
Other non-current liabilities	167,100	172,571
Total liabilities	561,066	598,329
Total equity	287,934	255,474
Total liabilities and equity	$849,000	$853,803

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015

Net earnings	$38,573	$34,657
Cash provided by operating activities	45,677	7,442
Cash used in investing activities	(15,057)	(12,670)
Cash used in financing activities	(32,848)	(1,169)
Effect of exchange rate changes on cash and cash equivalents	1,584	(2,282)
Decrease in cash and cash equivalents	(644)	(8,679)
Cash and cash equivalents at beginning of period	4,192	19,021
Cash and cash equivalents at end of period	$3,548	$10,342